                   PURCHASE AND SALE AGREEMENT

                             between

                WILLIAMS PRODUCTION RMT COMPANY,

                           as Seller,

                               and

                     BERRY PETROLEUM COMPANY

                            as Buyer

                      Duchesne County, Utah

                      Dated April 23, 2003

                     Effective April 1, 2003

ARTICLE 1 PURCHASE AND SALE                                    1
     1.1  Purchase and Sale                                    1
     1.2  Assets                                               1
     1.3  Effective Time                                       2

ARTICLE 2 PURCHASE PRICE                                       2
     2.1  Purchase Price                                       2
     2.2  Deposit                                              2
     2.3  Adjustments to Purchase Price                        2
     2.4  Allocated Values                                     5

ARTICLE 3 DUE DILIGENCE INSPECTION                             5
     3.1  Access to Records                                    5
     3.2  No Representation or Warranty                        5
     3.3  Access to the Assets and Indemnity                   5

ARTICLE 4 TITLE MATTERS                                        5
     4.1  Defensible Title                                     5
     4.2  Permitted Encumbrances                               5
     4.3  Title Defect                                         6
     4.4  Notice of Title Defects                              7
     4.5  Seller's Right to Cure                               7
     4.6  Remedies for Title Defects                           7
     4.7  Title Thresholds                                     7
     4.8  Title Dispute Resolution                             8
     4.9  Depletion and Depreciation of Personal Property      8
     4.10 Consents                                             8
     4.11 Preferential Purchase Rights                         9
     4.12 Casualty Loss                                        9

ARTICLE 5 ENVIRONMENTAL MATTERS                                9
     5.1  Definitions                                          9
     5.2  Spills and NORM                                     10
     5.3  Environmental Assessment                            10
     5.4  Notice of Environmental Defects                     11
     5.5  Remedies for Environmental Defects                  11
     5.6  Environmental Thresholds                            11
     5.7  Environmental Dispute Resolution                    12
     5.8  "As Is, Where Is" Purchase                          12
     5.9  Disposal of Materials, Substances and Wastes        12
     5.10 Buyer's Indemnity                                   13

ARTICLE 6 SELLER'S REPRESENTATIONS AND WARRANTIES             13
     6.1  Existence                                           13
     6.2  Power                                               13
     6.3  Authorization                                       14
     6.4  Execution and Delivery                              14
     6.5  Liabilities for Brokers' Fees                       14
     6.6  Liens                                               14
     6.7  Taxes                                               14
     6.8  Litigation                                          14

ARTICLE 7 BUYER'S REPRESENTATIONS AND WARRANTIES              14
     7.1  Existence                                           14
     7.2  Power and Authority                                 14
     7.3  Authorization                                       15
     7.4  Execution and Delivery                              15
     7.5  Liabilities for Brokers' Fees                       15
     7.6  Litigation                                          15
     7.7  Independent Evaluation                              15
     7.8  Qualification                                       15
     7.9  Funds                                               15

ARTICLE 8 COVENANTS AND AGREEMENTS                            15
     8.1  Covenants and Agreements                            15

ARTICLE 9 CONDITIONS TO CLOSING                               17
     9.1  Seller's Conditions                                 17
     9.2  Buyer's Conditions                                  17

ARTICLE 10 RIGHT OF TERMINATION AND ABANDONMENT 18
     10.1 Termination                                         18
     10.2 Liabilities Upon Termination                        18

ARTICLE 11 CLOSING                                            19
     11.1 Date of Closing                                     19
     11.2 Closing Obligations                                 19

ARTICLE 12 POST-CLOSING OBLIGATIONS                           20
     12.1 Post-Closing Adjustments                            20
     12.2 Suspense Accounts                                   20
     12.3 Dispute Resolution                                  20
     12.4 Records                                             20
     12.5 Seller's Employees                                  20
     12.6 Further Assurances                                  20
     12.7 Disclaimers of Representations and Warranties       20

ARTICLE 13 TAXES                                              21
     13.1 Apportionment of Ad Valorem and Property Taxes      21
     13.2 Transfer Taxes and Recording Fees                   21
     13.3 Other Taxes                                         22
     13.4 Tax Reports and Returns                             22

ARTICLE 14
 ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION     22
     14.1 Buyer's Assumption of Liabilities and Obligations   22
     14.2 Seller's Retention of Liabilities and Obligations   22
     14.3 Buyer's Plugging and Abandonment Obligations        22
     14.4 Indemnification                                     23
     14.5 Procedure                                           24
     14.6 No Insurance; Subrogation                           25
     14.7 Reservation as to Non-Parties                       25

ARTICLE 15 MISCELLANEOUS                                      25
     15.1 Exhibits                                            25
     15.2 Expenses                                            25
     15.3 Notices                                             25
     15.4 Amendments                                          26
     15.5 Assignment                                          26
     15.6 Confidentiality                                     26
     15.7 Press Releases                                      26
     15.8 Headings                                            26
     15.9 Counterparts                                        26
     15.10 References                                         26
     15.11 Governing Law                                      27
     15.12 Removal of Signs                                   27
     15.13 Binding Effect                                     27
     15.14 Survival                                           27
     15.15 No Third-Party Beneficiaries                       27
     15.16 Limitation on Damages                              27
     15.17 Severability                                       27
     15.18 Knowledge                                          27

                            EXHIBITS

                                                   Section
  Exhibit                Description                Where
                                                   Defined

    A-1      Leases and Lands                       1.2.a

    A-2      Wells                                  1.2.b

    A-3      Rights-of-Way and Surface Leases       1.2.d

    A-4      Equipment and Facilities               1.2.e

     B       Material Agreements                    1.2.d

     C       Well Imbalances                        2.3.c

     D       Allocated Values                       2.4

     E       Form of Assignment and Bill of Sale    11.2.a

     F       Form of Assumption Agreement           11.2.a

     G       Seller's Officer's Certificate         11.2.g

     H       Buyer's Officer's Certificate          11.2.h

     I       Non-Foreign Affidavit                  11.2i

     J       Suspense Accounts                       12.2

     K       Seller's Employee Severance Policy      12.5

     L       Retained Litigation                     14.2

                   PURCHASE AND SALE AGREEMENT

     This  PURCHASE AND SALE AGREEMENT ("Agreement"), dated April
23,  2003,  is by and between Williams Production RMT Company,  a
Delaware  corporation,  whose address is  1515  Arapahoe  Street,
Tower  Three,  Suite 1000, Denver, Colorado 80202 ("Seller")  and
Berry Petroleum Company, a Delaware corporation, whose address is
5201  Truxtun Avenue, Suite 300, Bakersfield, California   93309-
0640 ("Buyer").

                            RECITALS

     A.    Seller  owns  and  desires to sell  certain  real  and
personal property interests located in Duchesne County, Utah,  as more fully described in Section 1.2 below (the "Assets").

     B.   Buyer desires to purchase the Assets upon the terms and
conditions set forth in this Agreement.

                            AGREEMENT

     In consideration of the mutual promises contained herein and
other   good   and  valuable  consideration,  the   receipt   and
sufficiency  of which are hereby acknowledged, Seller  and  Buyer agree as follows:

                            ARTICLE 1
                        PURCHASE AND SALE

     1.1  Purchase and Sale.  Seller agrees to sell and convey to
Buyer, and Buyer agrees to purchase and receive from Seller,  all of  Seller's right, title and interest in the Assets, pursuant to the terms and conditions of this Agreement.

 1.2  Assets.  The "Assets" are all of Seller's right, title, and interest in and to the following real and personal property interests located in Duchesne County, Utah:

      a.   The oil and gas leases and exploration and development
agreements  described on Exhibit A-1 (the "Leases"), insofar  and only insofar as the Leases cover the lands described on Exhibit A-
1  (the  "Lands");  the  oil,  gas  and  all  other  hydrocarbons
("Hydrocarbons"), in, on or under or that may  be  produced  from the Lands.

      b.   The oil and gas wells located on the Leases and Lands,
or lands pooled or unitized therewith, including without limitation the oil and gas wells described on Exhibit A-2 (the "Wells"), all injection and disposal wells on the Leases and Lands, and all personal property and equipment associated with the Wells as of the Closing Date.

      c.   The rights, to the extent transferable, in and to all
existing and effective unitization, pooling and communitization agreements, declarations and orders, to the extent that they relate to or affect any of the interests described in
Sections 1.2.a. and 1.2.b. or the post-Effective Time production of Hydrocarbons from the Leases and Lands.

      d.   The rights, to the extent transferable, in and to
Hydrocarbon sales, purchase, gathering and processing contracts, operating agreements, balancing agreements, joint venture
agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments relating to the interests described in Sections 1.2.a., 1.2.b. and 1.2.c, including without limitation the agreements described on Exhibit B (the "Material
Agreements").

      e.   All of the personal property, fixtures, improvements,
permits, licenses, approvals, servitudes, rights-of-way,
easements, surface leases (including without limitation the
rights-of-way easements and surface leases described on
Exhibit A-3) and other surface rights, tanks, boilers, buildings, improvements, office equipment, injection facilities, saltwater disposal facilities, the NJNR-Ute Tribe Joint Venture Pipeline and Brundage Canyon Field compression facilities and gathering systems, other appurtenances and facilities (including without limitation the equipment, facilities and Roosevelt Office and
Yard Lease described on Exhibit A-4) located on and used in
connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the Assets
described in Sections 1.2.a. through 1.2.d.

      f.   Seller's files, records, data and information relating
to the Assets described in Sections 1.2.a. through 1.2.e., provided, however, the foregoing shall not include any files, records, data or information which is attorney work product or subject to
attorney client privilege or any files, data or information which by agreement Seller is required to keep confidential except and to the extent a waiver in writing is obtained of any such
confidential requirements (the "Records").

     1.3  Effective Time.  The purchase and sale of the Assets shall be  effective as of April 1, 2003 at 7:00 a.m., local time  where the Assets are located (the "Effective Time").

                            ARTICLE 2
                         PURCHASE PRICE

     2.1  Purchase Price.  The purchase price for the Assets shall be Forty-eight Million Six Hundred Thousand Dollars ($48,600,000.00)
(the  "Purchase Price").  At Closing, Buyer shall pay Seller  the
Purchase Price as adjusted pursuant to Sections 2.2 and 2.3 below by  wire  transfer of immediately available funds  to  Bank  One,
Chicago,  Illinois,  ABA  # 071000013,  Williams  Production  RMT
Company, Account 1098250, referencing "Brundage Canyon Sale."

     2.2  Deposit.  Buyer will deliver by wire transfer of immediately available funds, on or before three (3) business days following execution of this Agreement by Seller and Buyer, ten percent
(10%) of the Purchase Price with Seller as a deposit (the
"Deposit"), to be held by Seller and, subject to the terms of
Article 10 of this Agreement, either (i) applied against the
Purchase Price (without interest) in the event the Closing is consummated, (ii) returned to Buyer with interest at the rate of the average of the daily commercial paper overnight repurchase rate as published in The Wall Street Journal for the period from the time the Deposit is paid to Seller until it is returned to
Buyer ("Interest") if Seller refuses to close after all
conditions specified in Section 9.1 have been satisfied (or
waived by Seller) and Buyer certifies to Seller in writing that it is ready, willing and able  to  perform under  Article 11 or if the conditions specified in Section 9.2 have not been
satisfied (or waived by Buyer), or (iii) retained by Seller if all conditions specified in Section 9.2 have been satisfied and
Seller certifies to Buyer in writing that Seller is ready,
willing and able to perform under Article 11.

 2.3  Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section without duplication.  For all adjustments known as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a "Preliminary Settlement
Statement" approved by Seller and Buyer on or before Closing.  A draft of the Preliminary Settlement Statement will be prepared by
Seller and provided to Buyer two (2) business days prior to
Closing.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section using the best information available at the Closing Date which amount shall be paid at Closing and is referred to as the "Closing
Amount."  The Closing Amount shall be paid at Closing by wire transfer of immediately available funds in accordance with the wiring instructions set forth in Section 2.1.  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to
Section 12.1.  For the purposes of this Agreement, the term
"Property Expenses" shall mean all capital expenses, joint
interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, Taxes (as defined and apportioned as of the Effective Time pursuant to
Article 13), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other
agreements consistent with the standards established by the
Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.  Seller and Buyer agree that the
Purchase Price reflects the gas imbalance volumes attributable to the Wells that are set forth on Exhibit C.  If the actual
imbalance volumes as of the Effective Time are different than those set forth on Exhibit C, the Purchase Price  will be
adjusted in accordance with Sections 2.3.a.(vi) and 2.3.b.(v), as applicable and will be subject to adjustment and confirmation in connection with preparation of the Final Settlement Statement.

          a.   Upward Adjustments.  The Purchase Price shall be adjusted
upward by the following:

        (i)  An amount equal to all Property Expenses, including
prepaid expenses, attributable to the Assets after the Effective Time that  were paid by Seller (all to be apportioned as  of  the
Effective Time except as otherwise provided), including without limitation,  prepaid  utility charges, prepaid  rentals  and royalties, including lease rentals, and prepaid drilling and completion costs (to be apportioned as of the Effective Time based on drilling days).

        (ii) The proceeds of production attributable to the Assets occurring before the Effective Time and received by Buyer, net of royalties and taxes measured by production.

             (iii) An amount equal to production from the Assets that
occurred before the Effective Time but, because such production is in pipelines or in processing, had not been sold as of the
Effective Time times the price for which production from the
Assets was sold immediately prior to the Effective Time;

        (iv) To the extent that there are any pipelines imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the
Effective Time, Seller has delivered more gas to the
pipeline than the pipeline has redelivered for Seller), the
Purchase Price shall be adjusted upward by the product of the price received by Seller times the net overdelivery imbalance in
MMbtus.

        (v)  An amount equal to the value actually received
by Buyer for Seller's share of any oil or condensate in tanks or storage facilities produced from or credited to the Leases and Lands prior to the Effective Time based upon the quantities in oil or condensate tanks or storage facilities as measured by and
reflected in Seller's records; and (vi) To the extent that the gas imbalance volumes attributable to the Wells set forth on Exhibit C, in the aggregate, reflect less than the actual volume of gas in MMbtus which Seller is entitled to take in excess of its fractional interest in the Wells asa result of underproduction by Seller from the Wells as of the EffectiveTime (such additional volume of underproduced gas being the "AdditionalUnderproduced Gas"), the Purchase Price shall be adjusted upward by an amount equal to the product of Two
Dollars ($2.00)  times the Additional Underproduced Gas.

              (vii) Any other amount provided in this Agreement or agreed upon
by Seller and Buyer.

          b.   Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

               (i) An amount equal to the sum of all Title Purchase Price
Adjustments as defined in Section 4.7;

     (ii) An amount equal to Environmental Purchase Price
Adjustment,
as defined in Section 5.6;

     (iii)The proceeds of production attributable to the Assets occurring on or after the Effective Time and received by Seller, net of royalties and taxes measured by production;

     (iv) To the extent that there are any pipelines imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the
Effective Time, Seller has delivered less gas to the
pipeline than the pipeline has redelivered for Seller), the
Purchase Price shall be adjusted downward by the product of the price received by Seller times the net underdelivery balance in
MMbtus.

     (v)  To the extent that the gas imbalance volumes attributable to the Wells set forth on Exhibit C, in the aggregate, reflect less than the actual volume of gas in MMbtus which Seller is obligated to deliver in excess of its fractional interest in the wells as a result of overproduction by Seller from the Wells as of the Effective Time (such additional volume of overproduced gas being the "Additional Overproduced Gas"), the Purchase Price shall be adjusted downward by an amount equal to the product of Two
Dollars ($2.00) times the Additional Overproduced Gas;

     (vi) An amount equal to the Seller Property Tax, as defined in
Section 13.1;

     (vii) An amount equal to the Suspense Accounts, as defined in
Section 12.2; and

     (viii) Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

     2.4  Allocated Values.  Seller and Buyer agree to allocate the
Purchase Price among the Assets as set forth in Exhibit D.

                            ARTICLE 3
                    DUE DILIGENCE INSPECTION

     3.1   Access to Records.  Subject to the provisions  of  the
Confidentiality Agreement dated February 11, 2003 between  Seller and  Buyer, Seller will disclose and make available to Buyer  and its  representatives at Seller's or Seller's agent's  office  and during  Seller's normal business hours, all Records  in  Seller's possession  or control relating to the Assets for the purpose  of permitting  Buyer to perform its due diligence review  including, but not limited to, all well, leasehold, unit and title files and title opinions.  Seller agrees to cooperate with Buyer in Buyer's efforts  to  obtain,  at  Buyer's sole expense,  such  additional information  relating  to  the Assets  as  Buyer  may  reasonably desire.  Buyer may inspect the Records only to the extent it  may so do without violating any obligation, confidence or contractual
commitment  of  Seller  to  a  third  party.   Seller  shall  use
reasonable  efforts  to obtain the necessary  consents  to  allow
Buyer's  examination  of  any confidential  information  that  is material to this transaction.

     3.2  No Representation or Warranty.  Seller makes no
representation or warranty as to the accuracy or completeness of the Records maintained by Seller and made available to Buyer.
Buyer agrees that any conclusions drawn from such Records shall be the result of its own independent review and judgment.

 3.3  Access to the Assets and Indemnity.  Prior to Closing,
Seller shall permit Buyer, and the officers, employees, agents and advisors of Buyer, to have reasonable access to the Assets pursuant to the terms of a Temporary Access Agreement dated March
17, 2003 between Seller and Buyer (the "Temporary Access
Agreement").

       ARTICLE 4
                          TITLE MATTERS

     4.1  Defensible Title.  The term "Defensible Title" means such title  of Seller in and to the Assets that, subject to and except for  the  Permitted Encumbrances:  (i) entitles Seller to receive not  less than the net revenue interest described on Exhibit  A-2
("NRI");  (ii)  obligates  Seller  to  bear  costs  and  expenses relating to the Assets in an amount not greater than the  working interest  described on Exhibit A-2 ("WI"); and (iii) is free  and clear  of material liens, taxes, encumbrances, mortgages,  claims and  production  payments and any defects  that  would  create  a material  impairment of use and enjoyment of or loss of  interest in the affected Asset.

     4.2  Permitted Encumbrances.  The term "Permitted Encumbrances"
shall mean:

          a.   Lessors' royalties, overriding royalties net profits
interests,   production  payments,  reversionary  interests   and
similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRIs below those set forth on Exhibit A-
2;
     b.   Any required governmental or third-party consents to
assignment of the Assets and preferential purchase rights which are handled exclusively under Sections 4.10, 4.11 and 9.2d below;

            c.   Liens for taxes or assessments not yet due or not yet
delinquent or, if delinquent, that are being contested in good faith in the normal course of business, provided, however, that
Seller shall be responsible for the prompt payment of all taxes attributable to the Assets for all pre-Effective Time periods.
This Section 4.2c does not change the apportionment of taxes under Article 13 of this Agreement;

     d.   Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any
lease;
     e.   Easements, rights-of-way, servitudes, permits, surface
leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected property;

     f.   Materialmen's, mechanics', repairmen's, employees',
contractors', operators' or other similar liens or charges
arising in the ordinary course of business incidental to
construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or
(iii) if their validity is being contested in good faith by
appropriate action. Provided, however, that it shall be Seller's responsibility to promptly discharge and remove all such liens or charges at Seller's sole expense;

     g.   Rights reserved to or vested in any municipality or
governmental, statutory, public or tribal authority to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area;

     h.   Liens for post-Effective Time operations arising under
operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet accrued or due or;

     i.   The terms of the Material Agreements and any and all other agreements that are ordinary and customary in the oil, gas,
sulfur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas
condensate for the extraction of products therefrom; and
Mortgage, Deed of Trust, Security Agreement, Assignment of
Production and Financing Statement from Williams Production
RMT Company to Lehman Commercial Paper, Inc., as
Administrative Agent, dated July 30, 2002, as supplemented
and amended, which will, as to the Assets, be released as a
condition to Closing under Section 9.2c.

     4.3   Title  Defect.   The  term "Title  Defect"  means  any
encumbrance,  encroachment, irregularity, defect in or  objection to  real  property title, excluding Permitted Encumbrances,  that alone or in combination with other defects:

          a.   Renders title to an Asset less than Defensible Title;

     b.   Reduces, impairs or prevents Buyer from receiving payment from the purchasers of production from an Asset; and/or

     c.   Restricts or extinguishes Buyer's right to use an Asset as owner, lessee, licensee or permittee, as applicable.

     4.4  Notice of Title Defects.  Buyer shall deliver to Seller a written  "Notice  of Title Defects" on or before  May  21,  2003,
5:00  p.m.,  Mountain  Time.  The Notice of Title  Defects  shall
(i)  describe  the Title Defect, (ii) describe the basis  of  the
Title  Defect and (iii) describe Buyer's good faith  estimate  of the  reduction in the Asset's Allocated Value caused by the Title
Defect   ("Title   Defect  Value")  and  all   calculations   and
documentation  substantiating the existence of the Title  Defect.
Buyer will be deemed to have conclusively waived any Title Defect about which it fails to so notify Seller in writing prior to  May
21,  2003  at  5:00 p.m. Mountain Time.  Seller may  contest  the
Title  Defect  or  the Title Defect Value by so notifying  Buyer.
The  agreement of Seller and Buyer as to the Title  Defect  Value shall result in the "Actual Title Defect Value".

     4.5  Seller's Right to Cure.  Seller shall have the option, but not the obligation, to attempt to cure any Title Defects.  Seller shall notify Buyer prior to Closing of its election to cure any
Title Defect, and shall thereafter provide to Buyer as soon as practicable prior to Closing evidence that any such Title Defect is cured.

     4.6  Remedies for Title Defects.  In the event that any Title
Defect is not cured on or before Closing, Seller shall, at its sole election, elect one of the following by so notifying Buyer not later than two (2) business days prior to Closing:

          a.    Subject to the specific limitations set forth  in
Section  4.7, indemnify Buyer against all liability,  loss,  cost and  expense resulting from such Title Defect, but in  an  amount not to exceed the Allocated Value of the Asset that is subject to such  Title  Defect, in which event the parties shall proceed  to
Closing and the Asset that is subject to such Title Defect  shall be conveyed by Seller to Buyer subject to such Title Defect, with no  payment  or settlement at Closing as a result of  such  Title
Defect and no reduction or adjustment to the Purchase Price;

     b.   Subject to the specific limitations set forth in Section
4.7, credit Buyer with the amount of the Actual Title Defect
Value for an Asset (the "Title Defect Adjustment"), in which event the parties shall proceed to Closing and the Asset that is subject to such Title Defect shall be conveyed by Seller to Buyer subject to such Title Defect and Buyer shall pay to Seller the
Purchase Price as so adjusted;

     c.   Retain the Asset subject to such Title Defect and reduce the
Purchase Price by an amount equal to the Allocated Value of such
Asset, in which event the parties shall proceed to Closing and the Asset that is subject to such Title Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

     4.7  Title Thresholds.  Seller shall have no obligation under
Section  4.6 and there shall be no indemnification by  Seller  of
Buyer  under  Section 4.6.a or reduction to  the  Purchase  Price under Sections 4.6.b or 4.6.c unless Seller's share of a proposed indemnity  amount or reduction to the Purchase Price  as  to  any single  incident exceeds One Hundred Thousand Dollars  ($100,000)
(the "Single Title Incident Threshold Amount").  For the purposes of  application  of  the foregoing threshold,  "single  incident"
shall be applicable as follows: (i) on a lease-by-lease basis for all  oil  and  gas leasehold interests, provided that  Waterflood
Unit, Bureau of Indian Affairs Contract No. 14-20-H62-4919, shall be  treated  as  a  single  lease, (ii)  on  an  exploration  and development  agreement-by-exploration and  development  agreement basis  for  Lands for which an oil and  gas lease  has  not  been earned  (as identified on Exhibit D),  and  (iii) on a field-wide system  basis  for  the  NJNR-Ute Tribe Joint  Venture  Pipeline,
Brundage   Canyon  Field  compression  and  gas  gathering.    In
addition,  if  Seller's  share of the proposed  indemnity  amount under  Section  4.6.a  or reduction to the Purchase  Price  under
Sections  4.6.b  or 4.6.c as to any single incident  exceeds  One
Hundred   Thousand  Dollars  ($100,000),  there   shall   be   no
indemnification  by  Seller of Buyer  under  Sections  4.6.a,  or reduction  to the Purchase Price under Sections 4.6.b  and  4.6.c until  such  time  as  the total of these  excess  amounts  (over
$100,000)  exceeds five percent (5%) of the Purchase Price   (the
"Title  Threshold  Amount").  If the Title  Threshold  Amount  is
exceeded,  the Purchase Price reduction shall include the  Single
Title  Incident  Threshold Amount for those  title  Defects  that exceed  such  threshold and are conveyed to Buyer  under  Section
4.6.b and shall include the Allocated Value of those Assets  with an  Allocated  Value in excess of $100,000 that are  retained  by
Seller  under  Section 4.6.c.  The total of  the  Purchase  Price reductions under Sections 4.6.b and 4.6.c is the "Title  Purchase
Price Adjustment."

     4.8  Title Dispute Resolution.  Seller and Buyer agree to resolve disputes  concerning  the  following  matters  pursuant  to  this
Section: (i) the existence and scope of a Title Defect, (ii)  the
Defect  Value   of   that portion  of the  Asset  affected  by  a
Title  Defect,  (iii)  ,  the adequacy of Seller's  Title  Defect curative  materials (the "Disputed Title Matters").  The  parties agree  to attempt to initially resolve all Disputed Title Matters through  good faith negotiations.  If the parties cannot  resolve such  disputes  within fourteen (14) days prior to  Closing,  the
Disputed  Title Matters shall be finally determined by a mutually agreeable  accounting,  petroleum engineering,  or  law  firm  or consultant (the "Title Arbiter"), taking into account the factors set forth in this Agreement.  On or before ten (10) days prior to
Closing,   Buyer  and  Seller  shall  present  their   respective
positions  in  writing to the Title Arbiter, together  with  such evidence  as each party deems appropriate.  The Arbiter shall  be instructed to resolve the dispute through a final decision within five  (5)  days  after  submission  of  the  parties'  respective positions  to the Title Arbiter.  The costs incurred in employing
the  Arbiter  shall be borne equally by Seller  and  Buyer.   The
Title  Arbiter's  final decision may be filed  with  a  court  of competent jurisdiction and entered as a judgment which  shall  be binding on the parties.

    4.9  Depletion and Depreciation of Personal Property.  Buyer
shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until
Closing for production of oil, gas and/or other hydrocarbons through depletion (including the watering-out of any well,
collapsed casing or sand infiltration of any well) and the
depreciation of personal property due to ordinary wear and tear.

    4.10 Consents.  Seller shall use reasonable efforts to obtain all required consents to assignment of leases and contracts.  If
Buyer discovers properties for which consents to assign are
applicable during the course of Buyer's due diligence activities,
Buyer shall notify Seller immediately and Seller shall use
reasonable efforts to obtain such consents prior to Closing.
Except for consents and approvals which are customarily obtained post-Closing (including without limitation federal, state, or other non-tribal governmental approvals) and those consents which would not invalidate the conveyance of the Assets, if a necessary consent (with the exception of consents required from the Ute
Tribe of the Uintah and Ouray Reservation and the Ute
Distribution Corporation (together, the "Tribe") which are
handled as a condition to Closing under Section 9.2.d) to assign any Asset has not been obtained as of the Closing, then (i) the portion of the Assets for which such consent has not been
obtained shall be included with the Assets at the Closing, and the Purchase Price for that Asset shall be included in the
Preliminary Settlement Statement, (ii) Seller shall employ
reasonable efforts to obtain such consent as promptly as possible following Closing, and (iii) if such consent has not been
obtained as of the Final Settlement Date (unless Seller and Buyer otherwise mutually agree in writing), the Allocated Value of the
Asset shall be a downward adjustment to the Purchase Price on the
Final Settlement Statement and Buyer shall reassign such Asset to
Seller, effective as of the Effective Time.  Buyer shall
reasonably cooperate with Seller in obtaining any required
consent including providing assurances of reasonable financial conditions, plans of development or any other information
reasonably requested by the party whose consent is required.

    4.11 Preferential Purchase Rights.  Seller shall send notice of this Agreement to all persons holding preferential purchase
rights in any portion of the Assets (i) offering to sell to each such person that portion of the Assets for which such a
preferential right is held for an amount equal to the Allocated
Values of such Assets and subject to all other applicable terms and conditions of this Agreement.  If, prior to Closing, any person asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the
Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the
Allocated Values of such Assets; provided, however, that, at
Seller's option, if the holder of such preferential right fails to purchase such Assets prior to the Closing Date, then Seller shall promptly so notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted for the Allocated Values of such Assets.  All Assets for which a preferential purchase right has not been asserted prior to Closing shall also be sold to Buyer at Closing pursuant to the provisions of this Agreement.
If one or more of the holders of any preferential purchase right notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Buyer, whereupon Buyer shall perform all valid preferential purchase right obligations of Seller to such holders and Buyer shall be entitled to receive (and Seller hereby assigns to Buyer all of Seller's rights to) all proceeds received from such
holders in connection with such preferential purchase rights.
Buyer assumes all risk, liability and obligations, and shall defend, indemnify, and hold harmless Buyer from and against all
Losses (as defined in Section 14.4), which arise from or in
connection with any preferential purchase right obligations
transferred to Buyer at Closing pursuant to this Section.

    4.12 Casualty Loss.  Prior to Closing, if any of the Assets is
destroyed by fire or other casualty or any of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain ("Casualty Loss"), Seller shall promptly provide notice of the Casualty Loss to Buyer.  Buyer shall not be
obligated to purchase an Asset that is the subject of a Casualty
Loss if Buyer provides written notice to Seller prior to Closing of Buyer's election not to purchase such Asset.  If Buyer so elects not to purchase such Asset, the Purchase Price shall be adjusted as agreed to by Buyer and Seller.  If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility) as agreed to by Buyer and Seller (the reduction being the "Net Casualty Loss").  The Net Casualty Loss shall not,
however, exceed the Allocated Value of such Asset.  Seller, at its sole option, may elect to cure such Casualty Loss.  If Seller elects to cure such Casualty Loss, Seller may replace any
personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real
property with real property of similar nature and kind if such property is acceptable to Buyer.  If Seller elects to cure the
Casualty Loss to the satisfaction of Buyer, the Asset subject to such Casualty Loss shall be purchased by Buyer and there shall be no adjustment to the Purchase Price.

                            ARTICLE 5
                      ENVIRONMENTAL MATTERS

     5.1   Definitions.  For the purposes of the  Agreement,  the
following terms shall have the following meanings:

     "Environmental Defect" means a condition in, on or under the
Assets  (including, without limitation, air, land, soil,  surface and subsurface strata, surface water, ground water, or sediments)
that  causes  an  Asset  to  be  in  material  violation  of   an
Environmental Law or a condition that can reasonably be  expected to give rise to costs or liability under applicable Environmental
Laws.  NORM  (defined in Section 5.2) contaminated pipe,  meters, tubing and wellheads shall not be an Environmental Defect.

     "Environmental Defect Value" means the cost to Remediate  an
Environmental  Defect.  The Environmental Defect Value  shall  be limited  to  the net present value before federal  income  taxes, calculated using a ten percent discount rate (PV10), of the  most cost  effective  means  to  achieve the Remediation  required  by applicable  federal, state or local law or other governmental  or judicial directive and not for any other cost.

     "Environmental  Law"  means any statute,  rule,  regulation,
code   or   order,  issued  by  any  federal,  state,  or   local
governmental  entity in effect on or before  the  Effective  Time
(collectively,  "Laws")  relating  to  the  protection   of   the
environment or the release or disposal of waste materials.

     "Remediation" or "Remediate" means actions taken to  correct an Environmental Defect and "Remediation Costs" means the actual, or good faith estimates of the costs to conduct such Remediation.

     5.2  Spills and NORM.  Buyer acknowledges that in the past there may  have  been spills of wastes, crude oil, condensate, produced water,  or  other  materials (including, without limitation,  any toxic,  hazardous  or  extremely hazardous substances)  onto  the
Lands.   In  addition,  some  production  equipment  may  contain
asbestos   and/or   Naturally  Occurring   Radioactive   Material
("NORM").  In this regard Buyer expressly understands that   NORM
may  affix or attach itself to the inside of wells, materials and equipment  as scale or in other forms, that said wells, materials and  equipment  located on the Lands or included  in  the  Assets described  herein  may  contain  NORM  and  that  NORM-containing material  may have been buried or otherwise disposed  of  on  the
Lands.   Buyer also expressly understands that special procedures
may  be required for the Remediation, removal, transportation and disposal of asbestos or NORM from the Assets and Lands where such material may be found and that Buyer assumes all liability for or
in   connection   with  the  assessment,  containment,   removal,
Remediation,  transportation and disposal of any such  materials, in  accordance with all past, present or future applicable  laws, rules, regulations and other requirements of any governmental  or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

    5.3  Environmental Assessment.  Prior to Closing, Buyer may
conduct an on-site inspection, environmental assessment and
compliance audit of the Assets (an "Environmental Assessment") at
Buyer's cost and expense.  Such Environmental Assessment shall be conducted in accordance with the Temporary Access Agreement.
Seller shall provide Buyer with access to the Assets and to all information in Seller's possession or control pertaining to the environmental condition of the Assets, including, but not limited to, status or any environmental reports, permits, records and assessments in Seller's possession or control, and shall make available to Buyer all present personnel who would reasonably be expected to have knowledge or information regarding the
environmental status or condition of the Assets.  Seller makes no representation or warranty as to the accuracy or completeness of the records maintained by Seller and made available to Buyer.
Buyer shall provide Seller five (5) days prior written notice of any environmental inspections and tests, including the scope of same, and Buyer shall give Seller the opportunity to participate in all such inspections and tests.  Buyer shall promptly provide
Seller, at no cost to Seller, all reports of environmental
inspections and tests, provided that all such reports shall be deemed to be confidential between the parties and subject to the
Confidentiality Agreement dated February 11, 2003 between Seller and Buyer and the Temporary Access Agreement.  Buyer agrees to release, indemnify, defend, and hold harmless Seller against all
Losses (as defined in Section 14.4) arising from or related to the activities of Buyer, its employees, agents, contractors and other representatives in connection with Buyer's Environmental
Assessment regardless of the negligence or strict liability of
Seller.

    5.4  Notice of Environmental Defects.  Buyer shall deliver to
Seller a written "Notice of Environmental Defects" on or before
May  21, 2003, 5:00 p.m., Mountain Time.  The Notice of
Environmental Defects shall (i) describe the Environmental
Defect, (ii) provide evidence of the Environmental Defect and the documentation in Buyer's possession pertaining to such
Environmental Defect, and, (iii) describe Buyer's good faith estimate of the Remediation Costs associated with the
Environmental Defect.  Buyer will be deemed to have conclusively waived any Environmental Defect for which it fails to provide
Seller a Notice of Environmental Defect prior to May 21, 2003 at
5:00 p.m., Mountain Time.  Seller may contest the existence and scope of the Environmental Defect or Environmental Defect Value
by so notifying Buyer.  The agreement of Seller and Buyer as to the Environmental Defect Value shall result in the "Actual
Environmental Defect Value".

    5.5  Remedies for Environmental Defects.  Upon the receipt by
Seller of notice from Buyer pursuant to Section 5.4 of any
Environmental Defect, Seller shall have the option, but not the obligation, to attempt to Remediate any Environmental Defect.  In the event that any such Environmental Defect has not been
Remediated by Seller such that the applicable Asset(s) will not be brought into compliance with the applicable Environmental Laws on or before Closing, Seller shall, at its sole election, elect one of the following by so notifying Buyer not later than two (2)
business days prior to Closing.

          a.   Subject to the specific limitations set forth in Section
5.6,  indemnify  Buyer  against all  liability,  loss,  cost  and expense  resulting from such Environmental Defect in which  event the  parties  shall  proceed to Closing and  the  Asset  that  is subject to such Environmental Defect shall be conveyed by  Seller to Buyer subject to such Environmental Defect, with no payment by
Seller  or  other  settlement at Closing  as  a  result  of  such
Environmental  Defect  and  no reduction  or  adjustment  to  the
Purchase Price;

     b.   Subject to the specific limitations set forth in Section
5.6, credit Buyer with the amount of the Actual Environmental
Defect Value (the "Environmental Defect Adjustment"), in which event the parties shall proceed to Closing and the Asset that is subject to such Environmental Defect shall be conveyed by Seller to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted; or

     c.   Retain the Asset subject to such Environmental Defect and
reduce
the Purchase Price by an amount equal to the Allocated
Value of such Asset, in which event the parties shall proceed to
Closing and the Asset that is subject to such Environmental
Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

     5.6  Environmental Thresholds.  Seller shall have no obligation under Section 5.5 and there shall be no indemnification by Seller of  Buyer under Section 5.5.a or reduction to the Purchase  Price under Sections 5.5.b or 5.5.c unless Seller's share of a proposed indemnity  amount or reduction to the Purchase Price  as  to  any single  incident exceeds Twenty Thousand Dollars  ($20,000)  (the
"Single  Environmental  Incident  Threshold  Amount").   For  the
purposes  of  application  of  the foregoing  threshold,  "single incident"  shall be applicable on a well by well or  property  by property  basis.  In addition, if Seller's share of the  proposed indemnity amount under Section 5.5.a or reduction to the Purchase
Price  under  Sections 5.5.b or 5.5.c as to any  single  incident exceeds  Twenty  Thousand Dollars ($20,000), there  shall  be  no indemnification  by  Seller  of  Buyer  under  Section  5.5.a  or reduction  to  the Purchase Price under Sections 5.5.b  or  5.5.c until  such  time  as  the total of these  excess  amounts  (over
$20,000)  exceeds  five percent (5%) of the Purchase  Price  (the
"Environmental   Threshold  Amount").    If   the   Environmental
Threshold Amount is exceeded, the Purchase Price reduction  shall include  the Single Environmental Incident Threshold  Amount  for
those  Environmental Defects that exceed such threshold  and  are conveyed  to  Buyer  under Section 5.5.b and  shall  include  the
Allocated Value of those Assets with an Allocated Value in excess of  Twenty Thousand Dollars ($20,000) that are retained by Seller under  Section 5.5.c.  The total of the Purchase Price reductions under  Sections  5.5.b  and 5.5.c is the "Environmental  Purchase
Price Adjustment").

 5.7  Environmental Dispute Resolution.  The parties agree to resolve disputes concerning the following matters pursuant to this Section:  (i) the existence and scope of an Environmental
Defect, (ii) Buyer's estimate of Remediation Costs of an
Environmental Defect and (iii) the effectiveness of Seller's
Remediation (the "Disputed Environmental Matters").  The parties agree to attempt to initially resolve all Disputed Environmental
Matters through good faith negotiations.  If the parties cannot resolve such disputes within fourteen (14) days prior to Closing, the Disputed Environmental Matters shall be finally determined by a mutually agreeable environmental consulting firm (the
"Environmental Arbiter"), taking into account the factors set forth in this Agreement.  On or before ten (10) days prior to
Closing, Buyer and Seller shall present their respective
positions in writing to the Environmental Arbiter, together with such evidence as each party deems appropriate.  The Environmental
Arbiter, shall be instructed to resolve the dispute through a final decision within five (5) days after submission of the
parties' respective positions to the Environmental Arbiter.  The costs incurred in employing the Environmental Arbiter shall be borne equally by Seller and Buyer.  The Environmental Arbiter's final decision may be filed with a court of competent
jurisdiction and entered as a judgment which shall be binding upon the parties.

 5.8  "As Is, Where Is" Purchase.  Buyer shall acquire the Assets
(including Assets for which a notice was given under Section 5.4 above) in an "AS IS, WHERE IS" condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer's investigation.  With the exception of matters for which Seller indemnifies Buyer under Section 5.5.a, on and after the Effective Time, all responsibility and liability
related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer.

 5.9  Disposal of Materials, Substances and Wastes.  Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets or Lands (including, but not
limited to, produced water, drilling fluids and other associated wastes), whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations.  Buyer shall keep records of the types, amounts and location of materials, substances and wastes which are
transported, handled, discharged, released or disposed onsite and offsite.  When and if any Lease is terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the Assets or Lands as is
necessary to meet any local, state, federal or tribal
requirements directed at protecting human health or the
environment in effect at that time.

     5.10 Buyer's Indemnity.

          a.   With the exception of matters for which Seller indemnifies
Buyer under Section 5.5.a, Buyer shall indemnify, hold harmless, release  and defend Seller from and against all damages,  losses, claims,  demands,  causes of action, judgments  and  other  costs
(including  but not limited to any civil fines, penalties,  costs of  assessment, clean-up, removal and Remediation of pollution or contamination,  and  expenses  for the  modification,  repair  or replacement  of facilities on the Lands) brought by any  and  all persons and any agency or other body of federal, state, local, or tribal government, on account of any personal injury, illness  or death,  any damage to, destruction or loss of property,  and  any contamination or pollution of natural resources (including  soil, air,  surface  water or groundwater) to the  extent  any  of  the foregoing  directly  or  indirectly is  caused  by  or  otherwise involves  any  environmental condition of the  Assets  or  Lands, whether  created  or  existing before, on or after  the  Closing, including, but not limited to, the presence, disposal or  release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands.

     b.   With the exception of matters for which Seller indemnifies
Buyer under Section 5.5.a, Buyer's indemnification obligations shall extend to and include, but not be limited to (i) the
negligence or other fault of Seller, Buyer and third parties, whether such negligence is active or passive, gross, joint, sole or concurrent, (ii) Seller's or Buyer's strict liability, and
(iii) Seller's or Buyer's liabilities or obligations under the
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended (42 U.S.C.  9601 et seq.), the Resource
Conservation and Recovery Act of 1976 (42 U.S.C.  6901 et
seq.), the Clean Water Act (33 U.S.C.  466 et seq.), the Safe
Drinking Water Act (14 U.S.C.  1401-1450), the Hazardous
Materials Transportation Act (49 U.S.C.  1801 et seq.), the
Toxic Substances Control Act (15 U.S.C.  2601-2629), the Clean
Air Act (42 U.S.C.  7401 et seq.) as amended, the Clean Air Act
Amendments of 1990 and all state and local laws and any
replacement or successor legislation or regulation thereto.  This indemnification shall be in addition to any other indemnity
provisions contained in this Agreement, and it is expressly
understood and agreed that any terms of this Section shall
control over any conflicting or contradicting terms or provisions contained in this Agreement.

                            ARTICLE 6
             SELLER'S REPRESENTATIONS AND WARRANTIES

     Seller makes the following representations and warranties as of the date of this Agreement:

     6.1   Existence.  Seller is a corporation duly organized and
validly existing under the laws of the State of Delaware.

     6.2  Power.  Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this
Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this
Agreement and under such documents.  To Seller's knowledge,
(except for any consents which are the subject of Section 4.10 or which are customarily obtained after Closing) the consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of
Seller's organizational or governing documents, (ii) any
agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller.

     6.3  Authorization.  The execution, delivery and performance of this Agreement and each of the documents contemplated to be
executed by Seller at Closing and the contemplated transaction has been duly and validly authorized by all requisite corporate and shareholder action on the part of Seller.

     6.4  Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller will be duly executed and delivered.
This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller
enforceable in accordance with their terms, subject to
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     6.5  Liabilities for Brokers' Fees.  Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

     6.6  Liens.  To Seller's knowledge, except for the liens created by or arising under joint operating agreements covering the
Assets or applicable state statutes, the Assets are free and clear of all liens.

     6.7  Taxes.  To Seller's knowledge, all taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid.  All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceeding.

      6.8   Litigation.  To Seller's knowledge, there is no action,
suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body with the exception of the Tribe, pending or, to Seller's knowledge, threatened, against
Seller before any governmental authority that impedes or is
likely to impede Seller's ability to consummate the transaction contemplated by this Agreement and to assume the abilities to be assumed by Seller under this Agreement."

                            ARTICLE 7
             BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer makes the following representations and warranties  as of the date of this Agreement:

     7.1  Existence.  Buyer is a corporation, duly organized, validly existing and formed under the laws of the State of Delaware,  and
Buyer  by Closing will be duly qualified and in good standing  in the State of Utah.

     7.2  Power and Authority.  Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its
obligations under this Agreement and under such documents.  The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at
Closing will not violate, nor be in conflict with, (i) any
provision of Buyer's organizational or governing documents,
(ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

     7.3  Authorization.  The execution, delivery and performance of this Agreement and each of the documents contemplated to be
executed by Buyer at Closing and the contemplated transaction has been duly and validly authorized by all requisite action on the part of Buyer.

     7.4  Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer will be duly executed and delivered.  This
Agreement does, and such documents and instruments shall,
constitute legal, valid and binding obligations of Buyer
enforceable in accordance with their terms, subject to
(i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     7.5  Liabilities for Brokers' Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

     7.6  Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer's knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

     7.7  Independent Evaluation.  Buyer is an experienced and
knowledgeable investor in the oil and gas business.  Buyer has been advised by and has relied solely upon its own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof.

     7.8  Qualification.  Buyer is now or at closing will be and thereafter will continue to be qualified to own and operate any federal, state or Indian oil and gas lease that constitutes part of the Assets, including meeting all bonding requirements.
Completing the transactions set out in this Agreement will not cause Buyer to be disqualified or to exceed any acreage
limitation imposed by law, statute or regulation.

     7.9  Funds.  Buyer has arranged to have available by the Closing
Date sufficient funds to enable Buyer to pay in full the Purchase
Price and otherwise perform its obligations under this Agreement.

                            ARTICLE 8
                    COVENANTS AND AGREEMENTS

     8.1  Covenants and Agreements.  As to the period of time from the execution hereof until Closing, Seller and Buyer as follows:

          a.   Operation Prior to Closing.  Except as otherwise consented to in
writing by Buyer or provided in this Agreement, from  the date  of  execution hereof  to the  Closing,  Seller  shall  use
Seller's  commercially  reasonable efforts  to  ensure  that  the
Assets  are  maintained and operated in a  good  and  workmanlike
manner.   Subject to the provisions of Section 2.3, Seller  shall
pay  or cause to be paid its proportionate share of all costs and
expenses  incurred  in connection with such operations.   To  the
extent  Seller  receives written AFEs or actual notice  of  such,
Seller shall notify Buyer of ongoing activities and major capital
expenditures   in   excess   of  Twenty-five   Thousand   Dollars
($25,000.00)  per activity net to Seller's interest conducted  on the  Assets  and  shall  consult with Buyer  regarding  all  such matters and operations.

     b.   Restriction on Operations.  Subject to Section 8.1.a.,
unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the
constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets
(except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) except for capital projects which are deemed to be approved, approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than Twenty-five Thousand Dollars
($25,000.00) per activity net to Seller's interest (excepting emergency operations, operations required under presently
existing contractual obligations, ongoing commitments under
existing AFEs and operations undertaken to avoid a monetary
penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any material part of the
Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any farmout, farmin or other similar contract affecting the Assets (iv) let lapse any
insurance now in force with respect to the Assets, or
(v) materially modify or terminate any contract material to the operation of the Assets.

     c.   Marketing.  Unless Seller obtains the prior written consent of
Buyer to act otherwise, Seller will not alter any existing
marketing contracts related to the Assets currently in existence, or enter into any new marketing contracts or agreements related to the Assets providing for the sale of Hydrocarbons for a term in excess of one (1) month.

     d.   Legal Status.  Seller and Buyer shall use all reasonable
efforts to maintain their respective legal statuses from the date hereof until the Final Settlement Date and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

     e.   Notices of Claims.  Seller shall promptly notify Buyer and
Buyer shall promptly notify Seller, if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be,
receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.8 and 7.6.

     f.   Compliance with Laws.  During the period from the date of this
Agreement to the Closing Date, Seller shall attempt in good
faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

     g.   Government Reviews and Filings.  Before and after the
Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as
required to consummate the transaction contemplated hereby.  Each party shall make any governmental filings occasioned by its
ownership or structure.  Buyer shall make all filings after the
Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Buyer's holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

     h.   Confidentiality.  Confidentiality is governed by the terms of the Confidentiality Agreement dated February 11, 2003 between
Seller and Buyer and Section 15.6 of this Agreement.  The terms of the Confidentiality Agreement dated February 11, 2003 between
Seller and Buyer shall survive termination of this Agreement for the term set forth in the Confidentiality Agreement.

                            ARTICLE 9
                      CONDITIONS TO CLOSING

     9.1   Seller's Conditions.  The obligations of Seller at the
Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

          a.    Representations, Warranties and  Covenants.   All
representations and warranties of Buyer contained in Article 7 of this Agreement shall be true and correct in all material respects on  and  as  of  the Closing, and Buyer shall have performed  and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

     b.   Closing Documents.  Buyer shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Article 11 of this Agreement prior to or on the Closing Date;

     c.   No Action.  No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the
purchase and sale contemplated by this Agreement and which
remains in effect at the time of Closing or seeks to recover damages from Seller resulting therefrom.

     9.2  Buyer's Conditions.  The obligations of Buyer at the Closing are  subject, at the option of Buyer, to the satisfaction  on  or prior to the Closing of the following conditions precedent:

          a.    Representations, Warranties and  Covenants.   The
representations and warranties of Seller contained in  Article  6 of  this  Agreement  shall be true and correct  in  all  material respects  on  and as of the Closing Date, and Seller  shall  have performed and satisfied all covenants and agreements required  by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

          b.   Closing Documents.  Seller shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Article 11 of this Agreement prior to or on the Closing
Date;

     c.   Release of Mortgage.  Lehman Commercial Paper, Inc., as
Administrative Agent, shall have executed, as to the Assets, a recordable release of Mortgage, Deed of Trust, Security
Agreement, Assignment of Production and Financing Statement from
Williams Production RMT Company to Lehman Commercial Paper, Inc.,
as Administrative Agent, dated July 30, 2002, as supplemented and amended.

          d.   Tribal Consents.  The Tribe shall have given all consents
necessary to transfer the Assets to Buyer.

     e.   Assignment of Transportation Contracts.  Seller shall
deliver to Buyer assignments by Williams Energy marketing &
Trading Company of (i) Gas Transportation Agreement dated April
1, 1996 between Barrett Resources Corporation, as shipper, and
Questar Pipeline Company, as transporter, and, (ii) Gas
Transportation Agreement dated February 1, 1997 between Barrett
Resources Corporation, as shipper, and Questar Pipeline Company as transporter.

          f.   No Action.  No order shall have been entered by any court or governmental agency having jurisdiction over the parties  or  the subject matter of this Agreement that restrains or prohibits  the
purchase  and  sale  contemplated by  this  Agreement  and  which remains  in  effect at the time of Closing or  seeks  to  recover damages from Buyer resulting therefrom.

                           ARTICLE 10
              RIGHT OF TERMINATION AND ABANDONMENT

     10.1 Termination.  This Agreement may be terminated in accordance with the following provisions:

          a.   by Seller if the conditions set forth in Section 9.1 are not satisfied,  through no fault of Seller, or waived  by  Seller  in writing, as of the Closing Date; or

     b.   by Buyer if the conditions set forth in Section 9.2 are not satisfied, through no fault of Buyer, or waived by Buyer in
writing, as of the Closing Date.

     c.   by Seller or Buyer if the aggregate of Title Defect
Adjustments and Environmental Defect Adjustments exceeds ten 10%
of the Purchase Price.

          d.   by Buyer if Closing does not occur on or before August 1,
2003.

     e.   by Seller or Buyer if Closing does not occur on or before
October
23, 2003.

     10.2 Liabilities Upon Termination.

          a.   Buyer's Default.  If the transactions contemplated by this
Agreement are not consummated on or before the date specified  in
Section  11.1  by  reason of Buyer's wrongful failure  to  tender performance at Closing, and if Seller is not in material  default under the terms of this Agreement and is ready, willing and  able to  Close, and Seller terminates this Agreement, Seller shall  be entitled,  at  Seller's election, to (i) specific performance  or
(ii)  retention  of  the Deposit, and any  accrued  interest,  as
liquidated   damages.   If  Seller  does   not   elect   specific
performance  of  this  Agreement, Seller  and  Buyer  agree  that
Seller's  damages in the event Buyer fails to close are difficult to measure and both Seller and Buyer agree that the amount of the
Deposit  bears a reasonable relationship to and is  a  reasonable estimation of such damages.

     b.   Seller's Default.  If the transactions contemplated by this
Agreement are not consummated on or before the date specified in
Section 11.1 by reason of Seller's wrongful failure to tender performance at Closing and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, and
Buyer terminates this Agreement, Buyer shall be entitled to a prompt refund of the Deposit with Interest as Buyer's sole and exclusive remedy.

     c.   Other Termination.  If Seller and Buyer agree to terminate this Agreement, or  if either party terminates the Agreement under Sections 10.1.c pr 10.1e, or if Buyer terminates under
Section 10.1.d, then each party shall release the other party from any and all liability for termination of this Agreement, and
Seller shall promptly refund the Deposit with Interest.

                           ARTICLE 11
                             CLOSING

     11.1  Date of Closing.      Subject to  Seller's and Buyer's
rights   to   terminate  in  Article  10,  the  closing  of   the
transaction contemplated by this Agreement ("Closing" or "Closing
Date")  shall be held on or before the later of June 12, 2003  or five  (5)  business days after Buyer's condition to  Closing  set forth  in  Section  9.2.d is satisfied or  waived  by  Buyer,  at
Seller's  office  in Denver, Colorado, at 8:30 a.m.  or  at  such other time and place as the parties may agree in writing.

     11.2 Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          a.   Assignment of Assets.  Seller and Buyer shall execute,
acknowledge and deliver to Buyer an Assignment and Bill  of  Sale of  the  Assets effective as of the Effective Time (in sufficient
counterparts     to    facilitate    filing    and     recording)
(i)  substantially  in  the  form of Exhibit  E  with  a  special warranty of title by, through and under Seller but not otherwise;
with  no  warranties,  express or implied,  as  to  the  personal property, fixtures or condition of the Assets which are  conveyed
"as is, where is;" (ii) such other assignments, bills of sale, or deeds  necessary  to  transfer the  Assets  to  Buyer,  including without  limitation any conveyances on official forms and related documentation  necessary  to transfer  the  Assets  to  Buyer  in accordance  with  requirements of state and federal  governmental regulations; and (iii) an Assignment and Assumption Agreement  in
the  form  of  Exhibit  F  under  which  Seller  assigns  various contractual  interests  included in the Assets  and  under  which
Buyer  assumes the obligations thereunder in accordance with  the terms of this Agreement.

          b.   Assignment of Transportation Contracts.  Seller shall
deliver  to  Buyer  assignments of Williams  Energy  Marketing  &
Trading  Company of (i) Gas Transportation Agreement dated  April
1,  1996  between Barrett Resources Corporation, as shipper,  and
Questar   Pipeline  Company,  as  transporter,  and,   (ii)   Gas
Transportation  Agreement dated February 1, 1997 between  Barrett
Resources Corporation, as shipper, and Questar Pipeline  Company, as transporter.

          c.   Release of Lehman Mortgage.  Seller shall deliver to Buyer a recordable release, as to the Assets, by Lehman Commercial Paper, Inc.,  as
Administrative  Agent, of  Mortgage,  Deed  of  Trust, Security   Agreement,
Assignment  of  Production  and  Financing Statement   from  Williams
Production  RMT  Company  to   Lehman Commercial Paper, Inc., as
Administrative
Agent, dated  July  30, 2002, as supplemented and amended.

     d.   Preliminary Settlement Statement.  Seller shall deliver to
Buyer and Seller and Buyer shall execute and deliver the
Preliminary Settlement Statement.

     e.   Purchase Price.  Buyer shall deliver to Seller the Closing
Amount by wire transfer of immediately available funds.

     f.   Letters in Lieu.  Seller and Buyer shall execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.

     g.   Seller's Officer's Certificate.  Seller shall execute and
deliver to Buyer an officer's certificate in form and substance similar to Exhibit G, stating that all conditions precedent to
Closing have been satisfied.

     h.   Buyer's Officer's Certificate.  Buyer shall execute and
deliver to Seller an officer's certificate in form and substance similar to Exhibit H, stating that all conditions precedent to
Closing have been satisfied.

          i.   Non-Foreign Affidavit.  In compliance with Section 1445 of the
United States Internal Revenue Code, Seller shall execute and deliver  to Buyer a Non-Foreign Affidavit in the form of  Exhibit
I.

                           ARTICLE 12
                    POST-CLOSING OBLIGATIONS

     12.1 Post-Closing Adjustments.  As soon as practicable after the
Closing,  but  on or before one hundred twenty (120)  days  after
Closing,  Seller, with the assistance of Buyer's staff  and  with access to such records as necessary, shall prepare and deliver to
Buyer   a  final  settlement  statement  (the  "Final  Settlement
Statement") setting forth each adjustment or payment that was not finally  determined as of the Closing and showing the calculation of  such  adjustment and the resulting final purchase price  (the
"Final Purchase Price").  As soon as practicable after receipt of
Seller's  proposed Final Settlement Statement, but on  or  before fifteen  (15)  days  after  receipt of  Seller's  proposed  Final
Settlement  Statement, Buyer shall deliver to  Seller  a  written report containing any changes that Buyer proposes to make to  the
Final Settlement Statement.  Buyer's failure to deliver to Seller
a   written  report  detailing  changes  to  the  proposed  Final
Settlement  Statement by that date shall be deemed an  acceptance by  Buyer  of  the  Final Settlement Statement  as  submitted  by
Seller.  The parties shall endeavor to agree with respect to  the changes  proposed  by Buyer, if any, no later than  fifteen  (15)
days  after receipt by Seller of Buyer's comments to the proposed
Final  Settlement Statement.  The date upon which such  agreement is  reached or upon which the Final Purchase Price is established for  the transaction shall be called the "Final Settlement Date."
If  the  Final  Purchase Price is more than the  Closing  Amount,
Buyer  shall  pay Seller the amount of such difference.   If  the
Final  Purchase  Price  is less than the Closing  Amount,  Seller shall pay to Buyer the amount of such difference.  Any payment by
Buyer  or  Seller  shall  be  by  wire  transfer  in  immediately available funds.  Any such payment shall be within five (5)  days of the Final Settlement Date.

     12.2 Suspense Accounts.  Seller currently maintains suspense accounts pertaining to oil and gas heretofore produced comprising monies  payable  to  royalty owners,  mineral  owners  and  other persons  with  an  interest in production that  Seller  has  been unable to pay because of title defects (the "Suspense Accounts").
A  preliminary listing of the Suspense Accounts is set  forth  in
Exhibit  J.   At Closing, a downward adjustment to  the  Purchase
Price  will be made to convey the Suspense Accounts to Buyer  and the  Suspense  Accounts  will  be  included  in  the  Preliminary
Settlement  Statement,  with  an adjustment  made  in  the  Final
Settlement Statement, if necessary.  Buyer will assume  full  and complete responsibility and liability for proper payment  of  the funds comprising the Suspense Accounts as set forth on the "Final
Suspense Account Statement," which shall be provided by Seller to
Buyer  with  the Final Settlement Statement required  in  Section
12.1 (including any liability under any unclaimed property law or escheat  statute).  Buyer agrees to indemnify,  defend  and  hold
Seller,  its parent, subsidiary and affiliated entities, together with their respective officers, directors, employees, agents  and their  respective  successors  and  assigns,  harmless  from  and against  any  and all liability, claims, demands,  penalties  and expenses (including attorneys' fees) arising out of or pertaining
to   the  proper  payment  and  administration  of  the  Suspense
Accounts,  limited, however to the total amount of  the  Suspense
Accounts.

     12.3 Dispute Resolution.  If the parties are unable to resolve disputes  concerning  the  Final Settlement  Statement  or  Final
Purchase  Price  on or before thirty (30) days  after  the  Final
Settlement Statement is received by Buyer, such disputes shall be resolved in accordance with Section 14.5.d.

     12.4 Records.  Seller shall make the Records available for pick up by Buyer at a mutually agreeable time.  Seller may retain copies of the Records.  Buyer shall make the Records available to
Seller for review and copying during normal business hours.
Buyer agrees not to destroy or otherwise dispose of the Records for a period of six years after the Closing without giving Seller reasonable notice and an opportunity to copy the Records.

     12.5 Seller's Employees.  For all of Seller's employees hired by
Buyer  in  connection  with  Buyer's acquisition,  ownership  and operation of the Assets, if Buyer terminates any such employee(s)
within  two  (2) years of Closing under circumstances that  would have  entitled  such  employee(s) to a  severance  benefit  under
Seller's employee severance policy in effect for such employee(s)
on  the Effective Date, a copy of which is attached as Exhibit  K to  this Agreement ("Seller's Employee Severance Policy"),  Buyer
shall  pay  such  employee(s) severance based  on  such  Seller's employee  severance  policy based upon  years  of  employment  by
Seller  (and its affiliates) and Buyer.  Nothing in this  Section
12.5  is  intended to nor does bind Buyer to offer employment  to any of Seller's employees which shall be a decision solely within
Buyer's discretion.  With the exception of Buyer's assumption  of
Seller's obligations under Seller's Employee Severance Policy  in the  event Buyer hires Seller's employees, Buyer does not  hereby assume any liability of Seller as to Seller's employees.

     12.6 Further Assurances.  From time to time after Closing, Seller and  Buyer  shall each execute, acknowledge and  deliver  to  the other such further instruments and take such other action as  may be  reasonably requested in order more effectively to  assure  to the other the full beneficial use and enjoyment of the Assets  in accordance with the provisions of this Agreement and otherwise to accomplish the purposes of the transaction contemplated  by  this
Agreement.

     12.7 Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this
Agreement are exclusive and are in lieu of all other
representations and warranties, express, implied or statutory.
BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY
EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY
WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT
COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION
RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING
INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF
HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE
ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR
OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER
FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (C) THE
ENVIRONMENTAL CONDITION OF THE ASSETS, THEIR COMPLIANCE WITH
ENVIRONMENTAL LAWS, AND THE PRESENCE OR ABSENCE OF HAZARDOUS
SUBSTANCES OR NATURALLY OCCURRING RADIOACTIVE MATERIALS, (D) ANY
IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (E) ANY IMPLIED
OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (F) ANY
IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF
MATERIALS, (G) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE
STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (H) ANY CLAIMS BY
BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN AS
OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (I) ANY AND ALL
IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE
EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE ASSETS WILL
BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF
REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT BUYER HAS
MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS
APPROPRIATE.  THE PARTIES AGREE THAT THIS SECTION 12.5
CONSTITUTES A CONSPICUOUS LEGEND.

                           ARTICLE 13
                              TAXES

     13.1 Apportionment of Ad Valorem and Property Taxes.  All ad
valorem  taxes, real property taxes, personal property taxes  and similar  obligations (the "Property Taxes") attributable  to  the
Assets with respect to the tax period in which the Effective Time occurs  shall  be  apportioned as of the Effective  Time  between
Seller  and  Buyer.  Prior to Closing, Seller shall determine  an estimate  of  the  portion of the Property Taxes  (based  on  the latest  information then available), for the period in which  the
Effective  Time occurs attributable to the period  prior  to  the
Effective Time (the "Seller Property Tax").  Seller shall  credit to  Buyer,  through a downward adjustment to the Purchase  Price, the amount of the Seller Property Tax.  Buyer shall file or cause to  be  filed  all required reports and returns incident  to  the
Property  Taxes and shall pay or cause to be paid to  the  taxing authorities  all  Property Taxes relating to the  tax  period  in which  the Effective Time occurs.  If the Property Taxes used  in determining  the Seller Property Tax are not the actual  Property
Taxes for the tax period in which the Effective Time occurs, then upon  the  determination of the actual Property  Taxes  for  such period, the Seller Property Tax shall be recalculated based  upon such  actual  Property Taxes (the "Revised Seller Property  Tax")
and  (i)  if the Revised Seller Property Tax is greater than  the
Seller  Property  Tax, Seller shall promptly pay  the  difference between  such amounts or (ii) if the Revised Seller Property  Tax is  less  than the Seller Property Tax, Buyer shall promptly  pay
Seller the difference between such amounts.

     13.2 Transfer Taxes and Recording Fees.  The Purchase Price
excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale or transfer of the Assets pursuant to this Agreement.  "Transfer
Taxes" mean any sales, use, stock, stamp, documentary, transfer, filing, licensing, processing, recording authorization and
similar taxes, fees and charges.

     13.3 Other Taxes.  All severance, production, excise,
conservation and similar taxes attributable to the Assets that are based upon or measured by the production of Hydrocarbons
(excluding Property Taxes which are addressed in Section 13.1)
shall be apportioned between the Seller and Buyer as of the
Effective Time.  All such taxes that have accrued with respect to the period prior to the Effective Time have been or will be
properly paid or withheld by Seller, and all statements, returns, and documents pertinent thereto have been or will be properly filed.  Buyer shall be responsible for paying or withholding or causing to be paid or withheld all such taxes that have accrued after the Effective Time and for filing all statements, returns, and documents incident thereto.

     13.4 Tax Reports and Returns.  For tax periods in which the
Effective Time occurs, Seller agrees to immediately forward to
Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets.  Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is
required to file after the Closing.

                           ARTICLE 14
                   ASSUMPTION AND RETENTION OF
                  OBLIGATIONS; INDEMNIFICATION

     14.1 Buyer's Assumption of Liabilities and Obligations.  Upon
Closing,  Buyer  shall  assume  and  pay,  perform,  fulfill  and
discharge   all   claims,   costs,  expenses,   liabilities   and
obligations  ("Obligations") accruing  or  relating  to  (i)  the owning,  developing, exploring, operating or maintaining  of  the
Assets   or   the  producing,  transporting  and   marketing   of
Hydrocarbons  from the Assets from and after the Effective  Time, including, without limitation, the payment of Property  Expenses, the obligation to plug and abandon all wells located on the Lands and  reclaim  all well sites located on the Lands  regardless  of when the plugging, abandonment and reclamation obligations arose, the  make-up and balancing obligations for overproduction of  gas from  the Wells, all liability for royalty and overriding royalty payments made and Taxes paid with respect to the Assets, (ii) the environmental  condition of the Assets except for  any  condition for which Buyer is indemnified by Seller under Section 5.5.a, and
(iii)  all  Obligations accruing or relating to the ownership  or operation  of  the  Assets before the Effective  Time  for  which
Seller  is not liable pursuant to the provisions of Section  14.2
(collectively, the "Assumed Liabilities").

     14.2 Seller's Retention of Liabilities and Obligations.  Upon
Closing, Seller shall retain and pay (i) all Property Expenses of
Seller relating to the ownership and operation of the Assets and the producing, transporting and marketing of Hydrocarbons from the Assets prior to the Effective Time, but only as to Claims asserted before one year after the Closing Date, (ii) all
liability for royalty and overriding royalty payments made and
Taxes paid prior to the Effective Time with respect to the
Assets, and (iii) the Retained Litigation described in Exhibit L
(collectively, the "Retained Liabilities").

     14.3 Buyer's Plugging and Abandonment Obligations.  In addition to the Assumed Liabilities, upon Closing Buyer assumes full
responsibility and liability for the following plugging and
abandonment obligations related to the Assets ("Buyer's Plugging and Abandonment Obligations"), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time.  All operations by Buyer under this
Section shall be conducted in a good and workmanlike manner and in compliance with all applicable laws and regulations.

          a.    The necessary and proper plugging, replugging and
abandonment of all wells on the Assets;

     b.   The necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property,
trash, refuse and junk located on or comprising part of the
Assets;

     c.   The necessary and proper capping and burying of all
associated flow lines located on or comprising part of the
Assets;

     d.   The necessary and proper restoration of the surface used for operation of the Assets and subsurface to the condition required by applicable laws, regulations or contract;

     e.   All obligations relating to the items described in Section
14.3.a. through Section 14.3.d. arising from contractual
requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Assets; and

     f.   Obtaining and maintaining all bonds, or supplemental or
additional bonds, that may be required contractually or by
governmental authorities.

     14.4 Indemnification.  "Losses" shall mean any actual losses, costs,  expenses  (including  court costs,  reasonable  fees  and expenses of attorneys, technical experts and expert witnesses and the  costs  of  investigation),  liabilities,  damages,  demands,
suits,   claims,  and  sanctions  of  every  kind  and  character
(including  civil fines) arising from, related to  or  reasonably incident  to  matters indemnified against; excluding however  any special, consequential, punitive or exemplary damages, diminution of  value of an Asset, loss of profits incurred by a party hereto
or   Loss   incurred  as  a  result  of  the  indemnified   party
indemnifying a third party.

     After  the  Closing, Buyer and Seller shall  indemnify  each other as follows:

          a.   Seller's Indemnification of Buyer.  Seller assumes all risk, liability,  obligation and Losses in connection with,  and  shall
defend,  indemnify,  and  save  and  hold  harmless  Buyer,   its
officers,  directors, employees and agents, from and against  all
Losses  which  arise from or in connection with (i) the  Retained
Liabilities,  (ii)  any material breach of any representation  or warranty  made by Seller, (iii) any matter for which  Seller  has agreed  to  indemnify Buyer under this Agreement,  and  (iv)  any material breach by Seller of this Agreement.

     b.   Buyer's Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller's officers, directors, employees and agents, from and against all
Losses which arise from or in connection with (i) the Assumed
Liabilities, (ii) any material breach of any representation or warranty made by Buyer, (iii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iv) any material breach by Buyer of this Agreement.

     14.5 Procedure.  The indemnifications contained in Section 14.4 shall be implemented as follows:

          a.   Coverage.  Such indemnity shall extend to all Losses
suffered or incurred by the Indemnified Party, as defined below.

     b.   Claim Notice.  The party seeking indemnification under the terms of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other party ("Indemnifying Party")
which, to be effective, must state:  (i) the amount of each
payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within ten (10) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

     c.   Information.  Within twenty (20) days after the Indemnified
Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this
Article 14 ("Claim"), the Indemnified Party shall give a Claim
Notice to the Indemnifying Party.  If the Indemnifying Party or
its counsel so requests, the Indemnified Party shall furnish the
Indemnifying Party with copies of all pleadings and other
information with respect to such Claim.  At the election of the
Indemnifying Party made within sixty (60) days after receipt of the Claim Notice, the Indemnified Party shall permit the
Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a
Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's
choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the
Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable
information and assistance, other than pecuniary, that the
Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other party's
indemnification under this Article 14 applies until the
Indemnifying Party assumes such defense, and, if the Indemnifying
Party fails to assume such defense within the time period
provided above, settle the same in the Indemnified Party's
reasonable discretion at the Indemnifying Party's expense.  If such a Claim requires immediate action, both the Indemnified
Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such
Claim or either party's position with respect to such Claim.

     d.   Dispute Resolution.  If the existence of a valid Claim or
amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid
Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration.  The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person each to be selected by Seller and Buyer, and the third to be selected by the arbitrators selected by Seller and Buyer.  The arbitrators shall conduct a hearing no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty
(30) days of the hearing.  Any payment due pursuant to the
arbitration shall be made within fifteen (15) days of the
arbitrators' decision.  This Section excludes those matters
addressed in Sections 4.8 and 5.7 of this Agreement.

     14.6 No Insurance; Subrogation.  The indemnifications provided in this  Article  14 shall not be construed as a form of  insurance.
Seller  and  Buyer  waive  for themselves,  their  successors  or assigns,  including without limitation, any insurers, any  rights to  subrogation for Losses for which each of them is respectively liable  or against which each respectively indemnifies the other, and,  if required by applicable policies, Seller and Buyer  shall obtain waiver of such subrogation from their respective insurers.

     14.7 Reservation as to Non-Parties.  Nothing in this Agreement is intended to limit or otherwise waive any recourse Seller or Buyer may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

                           ARTICLE 15
                          MISCELLANEOUS

     15.1 Exhibits.  The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

     15.2 Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in
negotiating this Agreement or in consummating the transaction contemplated by this Agreement shall be paid by the party
incurring same, including, without limitation, legal and
accounting fees, costs and expenses.

     15.3 Notices.  All notices and communications required or
permitted under this Agreement shall be in writing and addressed as follows:

          If to Seller:  Williams Production RMT Company
                    One Williams Center, 26th Floor
                    Tulsa, Oklahoma  74172
                    Attention:     Ron Greenwell
                    Telephone:     (918) 573-2104
                    Facsimile:     (918) 573-0582

                               and

   Williams Production RMT Company
   One Williams Center, MD41-3
                    Tulsa, Oklahoma  74172
                    Attention:     Exploration and Production
                              Legal Counsel
                    Telephone:     (918) 573-4850
                    Facsimile:     (918) 573-4190

          If to Buyer:   Berry Petroleum Company
                    5201 Truxtun Avenue, Suite 300
                    Bakersfield, California  93309
                    Attention:     Manager Land Department
                    Telephone:     (661) 616-3900
                    Facsimile:     (661) 616-3886

                                   and

                    Laura K. McAvoy, Esq.
                    Jackson, DeMarco & Peckenpaugh
                    2815 Townsgate Road, Suite 300
                    Westlake Village, California  91361
                    Telephone:     (805) 495-7489
                    Facsimile:     (805) 230-0087

Any  communication or delivery hereunder shall be deemed to  have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received if  receipt  is  confirmed by telephone by the sender,  (iii)  if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent by overnight courier, one  day  after  sending.  Any party may, by  written  notice  so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

     15.4 Amendments.  Except for waivers specifically provided for in this  Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party  to  be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

     15.5 Assignment.  Prior to Closing, neither party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the prior written consent of the other party.

 15.6 Confidentiality.  Seller and Buyer agree the provisions of this Agreement shall be kept confidential except as disclosure may be required by applicable law, rules and regulations of
governmental agencies or stock exchanges.  Buyer shall inform
Seller of all such disclosures by Buyer.

     15.7 Press Releases.  Seller and Buyer agree that prior to making any press releases or other public announcements concerning this
Agreement and the transactions contemplated hereby, the party desiring to make such public announcement shall obtain the
consent of the other party with such consent not to be
unreasonably withheld.  Seller retains the right to edit and/or reject any press release submitted by Buyer.  Nothing herein shall preclude Buyer from making such disclosures deemed
necessary by Buyer's counsel under any federal securities laws or
New York Stock Exchange rule.

     15.8 Headings.  The headings of the articles and sections of this
Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or
provisions of this Agreement.

     15.9 Counterparts.  This Agreement may be executed by Seller and
Buyer in any number of counterparts, each of which shall be
deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be
evidenced by fax signatures with original signature pages to follow in due course.

     15.10     References.  References made in this Agreement,
including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.  As used in this Agreement,
"person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

     15.11     Governing Law.  This Agreement and the transactions
contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflicts of law.  The validity of the various conveyances affecting the title to real property Assets shall be governed by and construed in accordance with the laws of the
State of Utah.

     15.12     Removal of Signs.  Buyer shall remove all of Seller's
well and lease signs within thirty (30) days of the Closing Date.

     15.13     Binding Effect.  This Agreement shall be binding upon,
and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

     15.14     Survival.  The following shall survive Closing:
(i) all post-closing obligations and indemnities of Seller and
Buyer subject to the limitations set forth herein, (ii) Seller's representations and warranties in Article 6 and, (iii) Buyer's representations and warranties in Article 7.

     15.15     No Third-Party Beneficiaries.  This Agreement is
intended only to benefit the parties hereto and their respective permitted successors and assigns.

     15.16     Limitation on Damages.  Consistent with Article 14, the
parties hereto expressly waive any and all rights to
consequential, special, incidental, punitive or exemplary
damages, or loss of profits resulting from breach of this
Agreement.

     15.17     Severability.  It is the intent of the parties that the
provisions contained in this Agreement shall be severable.
Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

     15.18     Knowledge.  As used throughout this Agreement, the term
"knowledge" or "best knowledge" or "best of Seller's knowledge,"
whether or not such term is written in lower or upper case, means the actual knowledge by the officers, employees, or agents of
Seller involved at a supervisory or higher level of any fact, circumstance, or condition.

     Executed  on  the  dates  set forth in  the  acknowledgments below.

                                Seller:

                                WILLIAMS PRODUCTION RMT COMPANY

                                /s/Ralph A. Hill
                                Ralph A. Hill
                                Senior Vice President

                                Buyer:

                                BERRY PETROLEUM COMPANY, a
                                Delaware corporation

                                By:
        /s/ Jerry V. Hoffman
                                Jerry V. Hoffman
                                Chairman, President and
                                Chief Executive Officer

STATE OF OKLAHOMA   )
     CITY AND       ) ss.
COUNTY OF TULSA     )

     The  foregoing  instrument was acknowledged before  me  this
23rd  day  of  April,  2003  by Ralph A.  Hill,  as  Senior  Vice
President  for  Williams  Production  RMT  Company,  a   Delaware
corporation.

     Witness my hand and official seal.

     My commission expires:

                                Notary Public

STATE OF COLORADO             )
                         CITY AND            )
COUNTY OF DENVER              )

     The  foregoing  instrument was acknowledged before  me  this
23rd  day  of  April,  2003  by Jerry V.  Hoffman,  as  Chairman,
President and Chief Executive Officer of Berry Petroleum Company,
a Delaware corporation.

     Witness my hand and official seal.

     My commission expires:

                                Notary Public